Exhibit 10.2

EXECUTION COPY

$500,000,000

5-YEAR REVOLVING CREDIT AGREEMENT

Dated as of October 14, 2005

Among

LEGG MASON, INC.,

as Borrower

THE LENDERS PARTY HERETO

CITIBANK, N.A.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,

as Lead Arranger and Book Manager

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.,

THE BANK OF NEW YORK and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Co-Syndication Agents

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SCHEDULES

Schedule I	Lenders and Commitments
Schedule II	Existing Liens

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Assumption
Exhibit D-1	Form of Opinion of Borrower’s Internal Counsel
Exhibit D-2	Form of Opinion of Special New York Counsel to the Borrower
Exhibit E	Form of Opinion of Special New York Counsel to the Administrative Agent

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REVOLVING CREDIT AGREEMENT dated as of October 14, 2005 (this “Agreement”) among LEGG MASON, INC., a Maryland corporation (the “Borrower”), each of the Lenders (as defined below) party hereto, and CITIBANK, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the Transaction Agreement dated as of June 23, 2005 (the “Transaction Agreement”) by and between Citigroup Inc. and the Borrower, the Borrower has agreed to acquire (directly or through one of its wholly-owned subsidiaries) the shares of capital stock of certain subsidiaries of Citigroup Inc. known collectively as the business unit Citigroup Asset Management (the “Acquisition”).

The Borrower has requested that the Lenders make revolving credit loans to it in aggregate amount at any one time outstanding up to but not exceeding $500,000,000, and the Lenders are willing to make such loans on and subject to the terms and conditions set forth herein.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Acquisition” has the meaning specified in the recitals hereto.

“Administrative Agent” has the meaning specified in the introduction hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at Citibank, N.A., 2 Penns Way, Suite 200, New Castle, Delaware 19720, ABA No.: 021-00-0089, Account No.: 36852248, Account Name: Medium Term Finance, Reference: Legg Mason, Attention: John Davidson, or such other account as may be designated by the Administrative Agent from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Lending Office” means, with respect to any Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

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“Applicable Facility Fee Rate” means, while any particular Rating Level applies, the rate per annum set forth below opposite the reference to such Rating Level:

Rating Level	Applicable Facility Fee Rate
Rating Level 1	0.065%
Rating Level 2	0.080%
Rating Level 3	0.100%
Rating Level 4	0.125%
Rating Level 5	0.150%

provided that if at any time the Debt Ratings of Moody’s and S&P would lead to different Rating Levels, the “Applicable Facility Fee Rate” will be determined based on the Rating Level one above the lower Rating Level (Rating Level 1 being the highest and Rating Level 5 being the lowest). Each change in the Applicable Facility Fee Rate resulting from a Rating Level Change shall be effective on the date on which such Rating Level Change is first announced by Moody’s or S&P, as the case may be.

“Applicable Margin” means:

(a) for any Base Rate Loan, 0.000% per annum; and

(b) for any Eurodollar Rate Loan and while any particular Rating Level applies, the rate per annum set forth below opposite the reference to such Rating Level:

Rating Level	Applicable Margin
Rating Level 1	0.185%
Rating Level 2	0.220%
Rating Level 3	0.250%
Rating Level 4	0.375%
Rating Level 5	0.475%

provided that if at any time the Debt Ratings of Moody’s and S&P would lead to different Rating Levels, the “Applicable Margin” will be determined based on the Rating Level one above the lower Rating Level (Rating Level 1 being the highest and Rating Level 5 being the lowest). Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the date on which such Rating Level Change is first announced by Moody’s or S&P, as the case may be.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

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“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.06), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Assignment Date” has the meaning specified in Section 8.06(b).

“Base Rate” means a fluctuating interest rate per annum which shall at any time be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank’s base rate; and

(b) 1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Loan” means a Loan which bears interest at rates based upon the Base Rate.

“Borrower” has the meaning specified in the introduction hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by each of the Lenders to the Borrower pursuant to Section 2.01.

“Business Day” means any day of the year that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended from time to time, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 51% of the issued and outstanding Voting Shares of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower or a committee thereof nor (ii) appointed by directors so nominated.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means the date on which the Administrative Agent confirms to the Borrower that the conditions precedent to the initial Borrowing set forth in Section 3.01 have been satisfied (or waived in accordance with Section 8.01).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in an aggregate amount at any one time outstanding up to the amount set forth opposite such Lender’s name on Schedule I or, if such Lender has entered into an Assignment and Assumption, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.04(b). The initial aggregate amount of the Lenders’ Commitments is $500,000,000.

“Commitment Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Commitment Termination Date” means the Maturity Date.

“Consolidated” refers to the consolidation of accounts of any Person and its Subsidiaries without duplication in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for the Borrower and its Consolidated Subsidiaries on a Consolidated basis, Consolidated net income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated net income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated net income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated net income for such period, the sum of (a) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any other non-cash income, all as determined

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without duplication on a Consolidated basis in accordance with GAAP, in each case exclusive of the cumulative effect of foreign currency gains or losses. For the purposes of calculating Consolidated EBITDA for any period in connection with any determination of the Leverage Ratio, if during such period the Borrower or any Subsidiary shall have made an acquisition or incurred or assumed any Indebtedness (without duplication of any Indebtedness incurred to refinance such assumed Indebtedness), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred and such Indebtedness had been incurred or assumed or refinanced on the first day of such period.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Rate Loans from one Interest Period to the next Interest Period pursuant to Section 2.09(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.08 or Section 2.09(a).

“Debt Rating” means the long-term, senior unsecured non-credit-enhanced debt ratings of the Borrower by Moody’s and/or S&P.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, by the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire

5-YEAR REVOLVING CREDIT AGREEMENT

of such Lender or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan, the rate appearing on Telerate Page 3750 at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Rate Loan for such Interest Period shall be the rate equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates notified to the Administrative Agent by the Reference Banks as the rate at which U.S. Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by such Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Loan” means a Loan which bears interest at rates based upon the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” of any Lender, for any Interest Period for any Eurodollar Rate Loan, means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Representations” means the representations and warranties set forth in the last sentence of Section 4.01(e) and in Section 4.01(f)(i).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income, overall gross income or overall gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) or capital taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the

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Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated June 22, 2005, between the Borrower and Citigroup Global Markets Inc., providing for, among other things, the payment of certain fees in connection with this Agreement.

“Financial Officer” means the chief financial officer, principal financial officer, treasurer or controller of the Borrower.

“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction other than the United States. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor,

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direct or indirect, (a) to purchase or pay (or to advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness at any time to be deemed to be an amount equal to the fair market value of the property subject to such Lien if such Indebtedness has not been assumed), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) the net liability of such Person in respect of Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

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“Indemnitee” has the meaning specified in Section 8.04(b).

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Interest Expense for such period.

“Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of all cash interest payable in respect of Indebtedness of the kinds referred to in clauses (a), (b) and (h) of the definition of Indebtedness herein (and of the kind referred to in clause (g) of such definition to the extent it relates to Indebtedness of the kinds referred to in clauses (a), (b) and (h) of the definition thereof).

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period beginning on the date such Eurodollar Rate Loan is made, or Continued or Converted from a Base Rate Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three, six or, with the consent of all of the Lenders, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Maturity Date;

(ii) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Lead Arranger” means Citigroup Global Markets Inc. in its capacity as Lead Arranger and Book Manager.

“Lender” means each bank or other financial institution listed on the signature pages hereof and each Person that shall become a party hereto pursuant to Section 2.16(b) or 8.06(b).

“Leverage Ratio” means, at any time, the ratio of (a) the aggregate outstanding principal amount of all Indebtedness of the kinds referred to in clauses (a), (b) and (h) of the definition of “Indebtedness” herein (and of the kind referred to in clause (g) of such definition to the extent it relates to Indebtedness of the kinds referred to in clauses (a), (b) and (h) of the definition thereof) of the Borrower and its Subsidiaries at such time to

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(b) Consolidated EBITDA for the then most recently concluded period of four consecutive fiscal quarters of the Borrower.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Loan” means each loan by a Lender to the Borrower as part of a Borrowing under Section 2.01(a) and refers to a Base Rate Loan or a Eurodollar Rate Loan.

“Loan Documents” means, collectively, this Agreement, the Notes and the Fee Letter.

“Majority Lenders” means at any time (a) Lenders holding more than 50% of the Commitments, or (b) if the Commitments have terminated, Lenders having more than 50% of the aggregate amount of the unpaid principal amount of the Loans.

“Margin Stock” means “margin stock” within the meaning of Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under any Loan Document or (iii) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness issued or incurred under any agreement or instrument (or series of related agreements or instruments) in an aggregate outstanding principal amount of $50,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date five (5) years after the Closing Date, provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” has the meaning specified in Section 2.02(g).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made

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under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.01(d);

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.01(d);

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary thereof;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted 12b-1 Recourse Financing Transaction” means a pledge by the Borrower or a Subsidiary of 12b-1 Fees to a third party in order to secure Indebtedness extended by such third party to the Borrower or such Subsidiary, provided that the aggregate principal amount of such Indebtedness does not exceed $250,000,000.

“Permitted 12b-1 Transactions” means a Permitted 12b-1 True Sale Transaction or a Permitted 12b-1 Recourse Financing Transaction.

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“Permitted 12b-1 True Sale Transaction” means a sale by the Borrower or a Subsidiary of 12b-1 Fees to a 12b-1 Purchaser in a true sale transaction without recourse based upon the collectibility of the 12b-1 Fees sold and the sale or pledge of such 12b-1 Fees (or an interest therein) by such 12b-1 Purchaser, in each case without any Guarantee by, or other recourse to or credit support by, the Borrower or any Subsidiary or recourse to any assets of the Borrower or any Subsidiary other than customary recourse in similar transactions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Process Agent” has the meaning specified in Section 8.07(d).

“Rating Level” means Rating Level 1, Rating Level 2, Rating Level 3, Rating Level 4 or Rating Level 5.

“Rating Level 1” means that the Debt Rating is A1 or better by Moody’s or A+ or better by S&P.

“Rating Level 2” means that Rating Level 1 does not apply and the Debt Rating is A2 by Moody’s or A by S&P.

“Rating Level 3” means that Rating Level 1 and Rating Level 2 do not apply and the Debt Rating is A3 by Moody’s or A- by S&P.

“Rating Level 4” means that Rating Level 1, Rating Level 2 and Rating Level 3 do not apply and the Debt Rating is Baa1 by Moody’s or BBB+ by S&P.

“Rating Level 5” means that Rating Level 1, Rating Level 2, Rating Level 3 and Rating Level 4 do not apply and the Debt Rating is Baa2 or lower by Moody’s or BBB or lower by S&P, and shall include any period during which neither Moody’s nor S&P shall have in effect a Debt Rating.

“Rating Level Change” means a change in the Debt Rating by either or both of Moody’s or S&P (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level to another, which Rating Level Change shall be effective on the date on which the relevant change in the Debt Rating is first announced by Moody’s or S&P, as the case may be.

“Reference Banks” means the principal London office of each of Bank of America, N.A., Citibank and JPMorgan Chase Bank, N.A.

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“Register” has the meaning specified in Section 8.06(c).

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” of the Borrower means the Chief Financial Officer, the Treasurer, any Executive Vice President, any Senior Vice President, any Vice President, any Director and any Counsel to the Borrower.

“S&P” means Standard and Poor’s Ratings Services, presently a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the U.S. Securities and Exchange Commission or the Public Company Accounting Oversight Board.

“Significant Subsidiary” shall mean, at any time, a Subsidiary that as of such time meets the definition of a “significant subsidiary” contained in Regulation S-X of the Securities and Exchange Commission as in effect on the date hereof.

“Subsidiary” means any corporation, partnership, limited liability company or other entity of which at least a majority of the Voting Shares are at the time directly or indirectly owned or controlled by the Borrower or one or more Subsidiaries of the Borrower, or by the Borrower and one or more Subsidiaries of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Telerate Page 3750” means Page 3750 of the Telerate Service or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market.

“Transaction Agreement” has the meaning specified in the recitals hereto.

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“12b-1 Fees” means certain charges and fees, permitted by Rule 12b-1 of the Investment Company Act of 1940, payable by an investor in a fund offered by the Borrower or any Subsidiary.

“12b-1 Purchaser” means a Subsidiary or a financial institution or trust that purchases 12b-1 Fees in connection with a Permitted 12b-1 True Sale Transaction.

“Type” refers to whether a Loan is a Base Rate Loan or a Eurodollar Rate Loan.

“United States” means the United States of America.

“U.S. Dollars” and “$” means the lawful currency of the United States.

“Voting Shares” means, with respect to any Person, Equity Interests having by terms thereof voting power to elect a majority of the board of directors, or other individuals performing similar functions, of such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Section 5.03, the Borrower will cause the last day of its fiscal year to be March 31 or, with prior written notice to the Administrative Agent, December 31.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Loans; Application of Proceeds.

(a) The Loans. The Lenders severally agree, on the terms and conditions hereinafter set forth, to make loans to the Borrower (each, a “Loan”) from time to time on any Business Day from the Closing Date until the Commitment Termination Date, in an aggregate amount up to but not exceeding the aggregate amount of the Commitments. Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow under this Section 2.01, prepay Loans in whole or in part pursuant to Section 2.10 and reborrow under this Section 2.01, all on the terms and conditions of this Agreement.

(b) Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for working capital and general corporate purposes.

SECTION 2.02. Making the Loans, Evidence of Debt.

(a) (i) Each Borrowing by the Borrower shall be in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and shall be made on notice, given not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Rate Loans) or given not later than 11:00 a.m. (New York City time) on the Business Day of such Borrowing (in the case of a Borrowing consisting of Base Rate Loans), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.

(ii) Each such notice of a Borrowing (a “Notice of Borrowing”) shall be irrevocable and binding on the Borrower and shall be in writing in substantially the form

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of Exhibit B, specifying therein the requested (1) date of such Borrowing, (2) Type of Loans comprising such Borrowing, (3) aggregate amount of such Borrowing, and (4) in the case of a Borrowing consisting of Eurodollar Rate Loans, initial Interest Period for each such Loan.

(iii) Each Lender shall, before 2:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing.

(iv) After the Administrative Agent’s receipt of such funds, and subject to the satisfaction of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to the account of the Borrower maintained at the Administrative Agent’s address referred to in Section 8.02(a)(iii).

(b) Each Borrowing and each Conversion or Continuation thereof shall consist of Loans of the same Type (and, if such Loans are Eurodollar Rate Loans, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments. Anything in subsection (a) above to the contrary notwithstanding, (i) if no election as to the Type of Loans is specified, then the requested Loans shall be comprised of Base Rate Loans, and (ii) if no Interest Period is specified with respect to any Eurodollar Rate Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder. The Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to subsection (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.

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(g) Any Lender may, through the Administrative Agent, request that the Loans to be made by it to the Borrower be evidenced by a promissory note of the Borrower. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns), substantially in the form of Exhibit A (each such promissory note, a “Note”), in the amount of the Commitment of such Lender and dated the Closing Date.

SECTION 2.03. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s own account, an administrative agency fee at the times and in the amounts set forth in the Fee Letter.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the daily average amount of such Lender’s Commitment, whether or not utilized, for each day during the period from the date hereof until the Commitment Termination Date, at a rate per annum equal to the Applicable Facility Fee Rate in effect from time to time, payable in arrears on the last Business Day of each March, June, September and December of each year, on the Commitment Termination Date and on the date of termination of the Commitments.

SECTION 2.04. Reductions of the Commitments.

(a) The Commitment of each Lender shall be automatically reduced to zero on the Commitment Termination Date.

(b) In addition, the Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Once terminated or reduced, the Commitments may not be reinstated.

SECTION 2.05. Repayment. The Borrower agrees to repay the full principal amount of each Loan by each Lender, and each such Loan shall mature, on the Maturity Date.

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SECTION 2.06. Interest.

(a) Ordinary Interest. The Borrower agrees to pay interest on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. While such Loan is a Base Rate Loan, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Loans. While such Loan is a Eurodollar Rate Loan, a rate per annum for each Interest Period for such Loan equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Loans as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period, and on each date on which such Eurodollar Rate Loan shall be Continued, Converted or paid in full.

(b) Default Interest. Notwithstanding the foregoing, if any Event of Default under Section 6.01(a) or (b) shall have occurred and be continuing, the Borrower shall pay interest on:

(i) the unpaid principal amount of each Loan owing to each Lender, payable on demand (and in any event in arrears on the dates referred to in Section 2.06(a)(i) or (a)(ii) above), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on such Loan pursuant to said Section 2.06(a)(i) or (a)(ii), as applicable, provided that any Eurodollar Rate Loan shall be Converted into a Base Rate Loan pursuant to Section 2.08(g)(i) and then bear interest as aforesaid in this Section 2.06(b)(i); and

(ii) the amount of any interest, fee or other amount payable by the Borrower hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on Base Rate Loans pursuant to Section 2.06(a)(i) above.

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SECTION 2.07. Additional Interest on Eurodollar Rate Loans. The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.

SECTION 2.08. Interest Rate Determinations; Changes in Rating Systems.

(a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks (subject to the provisions set forth in the definition of “Eurodollar Rate” in Section 1.01 and to clause (c) below).

(b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent for the purposes of Section 2.06.

(c) If (1) fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Interest Period for any Eurodollar Rate Loans and (2) the relevant rates do not appear on Telerate Page 3750,

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans for such Interest Period;

(ii) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan; and

(iii) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d) If, with respect to any Eurodollar Rate Loans, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately and fairly reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall so notify the Borrower and the Lenders, whereupon:

(i) any Notice of Borrowing requesting a Borrowing comprised of Eurodollar Rate Loans shall be ineffective;

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(ii) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan; and

(iii) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(e) If the Borrower shall fail to select the duration of any Interest Period following the initial Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent shall so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(f) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing shall be reduced, by prepayment or otherwise, to less than $5,000,000, such Loans shall automatically Convert into Base Rate Loans.

(g) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

(h) If the rating system of either Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall not be effective without the approval of the Majority Lenders).

SECTION 2.09. Voluntary Conversion and Continuation of Loans.

(a) The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.08 and 2.14, Convert all or any portion of the outstanding Loans of one Type comprising part of the same Borrowing into Loans of the other Type; provided that in the case of any such Conversion of a Eurodollar Rate Loan into a Base Rate Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 2.17. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (z) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.

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(b) The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Continuation, and subject to the provisions of Sections 2.08 and 2.14, Continue all or any portion of the outstanding Eurodollar Rate Loans comprising part of the same Borrowing for one or more Interest Periods; provided that in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 2.17. Each such notice of a Continuation shall, within the restrictions specified above, specify (i) the date of such Continuation, (ii) the Eurodollar Rate Loans to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurodollar Rate Loans subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

SECTION 2.10. Prepayments of Loans.

(a) The Borrower shall have no right to prepay any principal amount of any Loan other than as provided in subsection (b) below.

(b) The Borrower may, on notice (given not later than 11:00 a.m. (New York City time) on the second Business Day prior to the date of the proposed prepayment of Loans (in the case of an Eurodollar Rate Loans) or given not later than 11:00 a.m. (New York City time) on the Business Day of the proposed prepayment of Loans (in the case of Base Rate Loans)), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) in the case of any such prepayment of a Eurodollar Rate Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 2.17.

SECTION 2.11. Payments; Computations; Etc.

(a) Payments. The Borrower shall make each payment hereunder and under each other Loan Document to which it is a party without set-off or counterclaim not later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.13, 2.15 or 2.17) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the Assignment Date set forth therein, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder,

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and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such Assignment Date directly between themselves.

(b) Computations. All computations of interest based on Citibank’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fee shall be made by the Administrative Agent, and any computations of interest pursuant to Section 2.07 shall be made by a Lender, on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payment Dates. Whenever any payment hereunder or under the Notes would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with Section 2.02(a)(iii) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower

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has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.12. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this subsection shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans other than to the Borrower or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.13. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage); or

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(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. This Section 2.13(a) shall not apply to matters covered by Section 2.15.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of any Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

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SECTION 2.14. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make or Continue Eurodollar Rate Loans or to fund or otherwise maintain Eurodollar Rate Loans hereunder, (i) the obligation of such Lender to make or Continue, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) each Eurodollar Rate Loan of such Lender shall convert into a Base Rate Loan at the end of the then current Interest Period for such Eurodollar Rate Loan.

SECTION 2.15. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section ) the Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes that arise from any payment made by it under any Loan Document to the relevant Governmental Authority in accordance with applicable law. Each Lender shall notify the Borrower on or before the Closing Date of any Other Taxes that to its knowledge are imposed with respect to any Loan Document by the jurisdiction in which such Lender is organized or in which its applicable lending office is located.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) attributable to the Borrower under any Loan Document and paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error, provided that if the Borrower has satisfied its indemnity obligation and delivers to the Administrative Agent an opinion of nationally recognized counsel to the effect that it is more

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likely than not that such assertion by the Governmental Authority is incorrect as a matter of law, each Lender shall reasonably assist the Borrower in contesting such Taxes (at the sole expense of the Borrower) and seeking refund thereof and, provided further that such assistance shall not be construed to impose on any Lender an obligation to disclose information it reasonably considers confidential or proprietary or arrange its tax affairs other than as such Lender sees fit.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon such form becoming obsolete or invalid under applicable regulations or upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender remains legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or applicable substitute or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or applicable substitute or successor form),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or applicable substitute or successor form), or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to the Borrower. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and, without limiting the generality of the foregoing, in the case of a Lender that is a United States person within the meaning of Code section 7701(a)(30) shall deliver to the

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Administrative Agent and the Borrower, on or before the date it becomes a party hereto, two duly executed copies of IRS Form W-9 (or applicable substitute or successor form).

(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in good faith and its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section (including, in lieu of an actual refund, a credit against taxes provided by the taxing authority that imposed such Indemnified Taxes or Other Taxes), it shall pay to the Borrower an amount equal to such refund or the value of the credit in lieu thereof (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu thereof), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay or return such refund (or credit in lieu thereof) to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) no Default or Event of Default has occurred and is continuing on and as of the date of such notice and the date of such assignment;

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(ii) the Administrative Agent shall have received the assignment fee specified in Section 8.06;

(iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(v) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17. Break Funding Payments. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense incurred by such Lender which is in the nature of funding breakage costs or costs of liquidation or redeployment of deposits or other funds and any other related expense (but excluding loss of margin or other loss of anticipated profit), upon reasonable notice thereof, which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making any Borrowing of Eurodollar Rate Loans after the Borrower has given a Notice of Borrowing requesting the same in accordance with the provisions of this Agreement (including as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article III), (b) default by the Borrower in making any prepayment of Eurodollar Rate Loan when due after the Borrower has given notice thereof in accordance with this Agreement, (c) the making by the Borrower of a prepayment of any Eurodollar Rate Loan on a day which is not the last day of an Interest Period with respect thereto, (d) default by the Borrower in payment when due of the principal of or interest on any Eurodollar Rate Loan, (e) the Conversion or Continuation of any Eurodollar Rate Loan on a day other than on the last day of an Interest Period for such Loan, or (f) any assignment such Lender is required to make pursuant to Section 2.16(b) if such Lender holds Eurodollar Rate Loans at the time of such assignment. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Borrowing. The obligation of each Lender to make a Loan on the occasion of the initial Borrowing shall be subject to the conditions precedent that the Administrative Agent has received (on or prior to March 31, 2006) the following, each (unless otherwise specified below) dated the Closing Date, and each in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(a) Certified copies of (i) the articles of incorporation and by-laws of the Borrower, (ii) the resolutions of the Board of Directors of the Borrower authorizing and approving the execution, delivery and performance by it of the Loan Documents and the transactions contemplated thereby, and (iii) all documents evidencing other necessary corporate action and governmental, regulatory or third-party consents and approvals, if any, with respect to the Loan Documents.

(b) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and any other documents to be delivered hereunder by the Borrower.

(c) A certificate for the Borrower from the Secretary of State of Maryland, dated a date reasonably close to the date hereof, as to the good standing of and organizational documents filed by the Borrower.

(d) Favorable opinions of the Borrower’s internal counsel, substantially in the form of Exhibit D-1, and of Shearman & Sterling LLP, special New York counsel to the Borrower, substantially in the form of Exhibit D-2.

(e) A favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit E.

(f) A certificate of a Responsible Officer of the Borrower, dated the Closing Date, certifying that (i) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of such date as though made on and as of such date and (ii) no event has occurred and is continuing on and as of such date which constitutes a Default or an Event of Default.

(g) Evidence of the payment of all fees and invoiced expenses required to be paid on or prior to the Closing Date in connection with this Agreement.

(h) Evidence of the termination of the commitments under the $100,000,000 Amended and Restated Credit Agreement dated as of June 30, 2003 among the Borrower, the lenders party thereto and The Bank of New York, as administrative agent for such lenders and payment of all principal, interest and other amounts payable thereunder.

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(i) A certified or conformed copy of the Transaction Agreement, together with evidence that the Acquisition has been consummated or is being consummated contemporaneously with the occurrence of the Closing Date, in either case substantially in accordance with the terms of the Transaction Agreement.

(j) Such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent or any Lender may, through the Administrative Agent, reasonably request.

The Administrative Agent will promptly notify the Lenders of the occurrence of the Closing Date.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the conditions precedent that on the date of such Borrowing (i) each Lender that shall have requested a Note evidencing such Loan shall have received such Note in accordance with Section 2.02(g), and (ii) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 (except the Excluded Representations) are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Organization; Powers. It is duly organized, validly existing and in good standing under the laws of the State of Maryland, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b) Authorization. The execution, delivery and performance by it of this Agreement and each of its Notes, and the borrowing of Loans by it and the use of proceeds

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therefrom, are within its corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.

(c) Approvals; No Conflicts; Etc. The execution, delivery and performance by it of this Agreement and each of its Notes, and the borrowing of Loans by it and the use of proceeds therefrom (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or its charter, by-laws or other organizational documents or any order of any Governmental Authority, and (iii) will not violate or result in a default under any credit agreement, loan agreement, note, indenture or other financing agreement, or any other material agreement or instrument, binding upon it or its assets, or give rise to a right thereunder to require any payment to be made by it.

(d) Enforceability. This Agreement has been duly executed and delivered by it and constitutes, and each Note when duly executed and delivered by it for value will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) Financial Condition; No Material Adverse Change. The Borrower has heretofore furnished to the Lenders its Consolidated balance sheet and Consolidated statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended March 31, 2005, reported on by PricewaterhouseCoopers, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2005 certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. Since March 31, 2005, there has been no material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.

(f) No Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting it or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or, except for (x) lawsuits, filed and threatened, in connection with the voting and soliciting of proxies for closed-end mutual funds managed by subsidiaries of Citigroup Inc. and (y) threatened lawsuits on behalf of Guillermo Menéndez and related entities, the Transaction Agreement or the transactions contemplated hereby or thereby.

(g) Margin Regulations. It is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No proceeds of any Loan will be used for any purpose that violates Regulation T or Regulation X of the Board of Governors of the Federal Reserve System as in effect on the date or dates of

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such Loan and such use of proceeds. The Borrower is, and after applying the proceeds of each Loan will be, in compliance with its obligations under Section 2.01(b).

(h) Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 (except that for purposes of this representation, the term “Subsidiary” shall not include any investment company a majority of which is owned by the Borrower or one of its Affiliates as a result of the initial seed capital contributed by the Borrower or such Affiliate to such investment company in exchange for its shares) or (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

(i) Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of it to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and that actual results may differ materially from such information.

(j) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

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ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants. So long as any principal of or interest on any Loan or any other amount payable under the Loan Documents shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

(a) Existence; Conduct of Business. It will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its corporate and legal existence and (ii) except to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction expressly permitted under Section 5.02(b).

(b) Reporting Requirements. It will furnish to the Lenders:

(i) within 90 days after the end of each of its fiscal years, its audited Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than exceptions, if any, in the audited Consolidated balance sheet and related statements for the fiscal year ending on March 31, 2006 relating solely to the application of or compliance with applicable Securities Laws in respect of Subsidiaries acquired in connection with the Acquisition) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(ii) within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years, its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Borrower (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably

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detailed calculations demonstrating compliance with Section 5.03 and (z) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.01(e) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by it to its shareholders generally, as the case may be;

(v) promptly after Moody’s or S&P shall have announced a change in Debt Rating, written notice thereof; and

(vi) promptly upon request by the Administrative Agent on behalf of any Lender, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as such Lender may reasonably request.

(c) Compliance with Laws. It will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and all applicable Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) Payment Obligations. It will, and will cause each of its Subsidiaries to, pay all of its Tax liabilities and material governmental obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and it or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

(e) Maintenance of Properties; Insurance. It will, and will cause each of its Significant Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(f) Books and Records; Visitation and Inspection Rights. It will, and will cause each of its Subsidiaries to, keep proper books of record and account as are necessary to prepare Consolidated financial statements in accordance with GAAP, in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. It will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its

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properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, but in each case subject to and in accordance with all applicable laws of any Governmental Authority and such confidentiality measures relating thereto as the Borrower may reasonably require.

(g) Notices of Material Events. It will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting it that, if adversely determined and there exists a reasonable possibility of such adverse determination, could reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability in an aggregate amount exceeding $10,000,000; and

(iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this subsection shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(h) Use of Proceeds. It will use the proceeds of the Loans in accordance with Section 2.01(b); provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

SECTION 5.02. Negative Covenants. So long as any principal of or interest on any Loan or any other amount payable under the Loan Documents shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

(a) Liens. It will not, nor will permit any of its Significant Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Permitted Encumbrances;

(ii) any Lien on any property or asset of the Borrower or any of its Significant Subsidiaries existing on the date hereof and set forth in Schedule II, provided that (x) such Lien shall not apply to any other property or asset of the Borrower or any of its

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Significant Subsidiaries and (y) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Significant Subsidiaries or existing on any property or asset of any Person that becomes a Significant Subsidiary after the date hereof prior to the time such Person becomes a Significant Subsidiary; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Significant Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of the Borrower or any of its Significant Subsidiaries and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Significant Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) any Lien on any property or asset of the Borrower or any of its Significant Subsidiaries arising in connection with a Permitted 12b-1 Transaction; and

(v) Liens on properties or assets of the Significant Subsidiaries of the Borrower (not otherwise permitted by clauses (i) through (iv) above) securing obligations in an aggregate amount not exceeding (as to all Significant Subsidiaries of the Borrower) $200,000,000 at any one time outstanding.

(b) Mergers, Consolidations, Sales of Assets, Etc. It will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation.

(c) Transactions with Affiliates. It will not, nor will permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (ii) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 5.03. Financial Covenants.

(a) Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio, as of the last day of any fiscal quarter of the Borrower, to exceed 2.5:1.0.

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(b) Minimum Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters to be less than 4.0:1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or Note or any fee or any other amount (other than principal) payable by the Borrower under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower’s existence), 5.02 or 5.03;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this subsection (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

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(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section , (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Significant Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any if its Significant Subsidiaries and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be

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declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent under and in connection with the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

SECTION 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by

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the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth in the Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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SECTION 7.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under any Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 7.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a nationally recognized bank with an office in New York, New York or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this subsection. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this subsection). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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SECTION 7.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08. No Other Duties; Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger and Book Manager or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under any of the Loan Documents, except in its capacity, as a Lender hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, Section 3.02, (b) increase the Commitments of such Lenders or subject such Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees (other than the Administrative Agent’s fee referred to in Section 2.03) or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees (other than the Administrative Agent’s fee referred to in Section 2.03) or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (f) amend Section 2.12, or this Section 8.01; and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under any Loan Document. This Agreement, the Notes and the Fee Letter constitute the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof.

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SECTION 8.02. Notices, Etc.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsections (b) and (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower:

Legg Mason, Inc.

100 Light Street

30th Floor

Baltimore, Maryland 21202

Attention: Charles J. Daley, Jr.

Telephone No.: 410-454-2935

Telecopier No.: 410-454-2986

(ii) if to the Administrative Agent:

Citibank, N.A.

2 Penns Way, Suite 200

New Castle, Delaware 19720

Attention: John Davidson

Telephone No.: 302-894-6171

Telecopier No.: 212-944-1410; and

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;

provided that any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto. Except as provided in subsection (d) below, notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent. Notices delivered through electronic communications to the extent provided in subsections (b) and (c) below, shall be effective as provided in said subsections (b) and (c).

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the

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Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Closing Date and/or any borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF SUCH OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

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(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.03. No Waiver; Remedies; Setoff.

(a) No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(b) Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of such now or hereafter existing under this Agreement or any other Loan Document to such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or, during the continuance of an Event of Default, protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this

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Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

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SECTION 8.05. Binding Effect, Successors and Assigns. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.06. Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

5-YEAR REVOLVING CREDIT AGREEMENT

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender with a Commitment or an Affiliate of such Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the Assignment Date specified in each Assignment and Assumption (an “Assignment Date”), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 8.04 with respect to facts and circumstances occurring prior to such Assignment Date. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address specified in Section 8.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender

5-YEAR REVOLVING CREDIT AGREEMENT

shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 8.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.03(b) as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

If a Foreign Lender sells a participating interest to a Participant which seeks to obtain the benefits of Section 2.15, then such Lender shall promptly provide the Borrower and the Administrative Agent with documentation reflecting the portion of its Commitment and/or Loans sold pursuant to such participating interest on a properly completed and duly executed Internal Revenue Service Form W-8IMY (or any successor or substitute form) with any required attachments and the portion of its Commitment and/or Loans retained on a properly completed or duly executed forms or statements as required pursuant to section 2.15(e).

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

5-YEAR REVOLVING CREDIT AGREEMENT

SECTION 8.07. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. The Borrower agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the “Process Agent”) as agent for the Borrower in New York, New York for service of process at its address at 111 Eighth Avenue, New York, New York 10011, or at such other address of which the Administrative Agent shall have been notified in writing by the Borrower; provided that, if the Process Agent ceases to act as the Borrower’s agent for service of process, the Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person (subject to the approval of the Administrative Agent) in the Borough of Manhattan, New York, New York to act as the Borrower’s agent for service of process. Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

5-YEAR REVOLVING CREDIT AGREEMENT

SECTION 8.09. Counterparts; Integration; Effectiveness; Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.10. Survival. The provisions of Sections 2.13, 2.15, 2.17 and 8.04 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof. In addition, all covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 8.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

5-YEAR REVOLVING CREDIT AGREEMENT

OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13. No Fiduciary Relationship. Each Borrower acknowledges that neither any Lender nor the Administrative Agent has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with any Loan Document, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of debtor and creditor. This Agreement does not create a joint venture among the parties.

5-YEAR REVOLVING CREDIT AGREEMENT

SECTION 8.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.15. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

5-YEAR REVOLVING CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LEGG MASON, INC.

By:	/s/ CHARLES J. DALEY, JR.
Name:	Charles J. Daley, Jr.
Title:	Senior Vice President, Chief Financial Officer and Treasurer

5-YEAR REVOLVING CREDIT AGREEMENT

CITIBANK, N.A., as Administrative Agent

By:	/s/ MATTHEW NICHOLLS
Name:	Matthew Nicholls
Title:	Director

REVOLVING CREDIT AGREEMENT

LENDERS

CITIBANK, N.A.

By:	/s/ MATTHEW NICHOLLS
Name:	Matthew Nicholls
Title:	Director

REVOLVING CREDIT AGREEMENT

BANK OF AMERICA, N.A.

By:	/s/ AMY PEDEN
Name:	Amy Peden
Title:	Vice President

REVOLVING CREDIT AGREEMENT

THE BANK OF NEW YORK

By:	/s/ MICHAEL PENSARI
Name:	Michael Pensari
Title:	Vice President

REVOLVING CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ GAYMA Z. SHIVNARAIN
Name:	Gayma Z. Shivnarain
Title:	Director

By:	/s/ RUTH LEUNG
Name:	Ruth Leung
Title:	Director

REVOLVING CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.

By:	/s/ MARYBETH MULLEN
Name:	Marybeth Mullen
Title:	Managing Director JPMorgan Chase Bank, NA

REVOLVING CREDIT AGREEMENT

LLOYDS TSB BANK PLC

By:	/s/ MATTHEW S.R. TUCK
Name:	Matthew S.R. Tuck
Title:	Vice President Financial Institutions, USA T020

By:	/s/ ELAINE B. KALLENBACH
Name:	Elaine B. Kallenbach
Title:	Assistant Vice President Financial Institutions USA K-027

REVOLVING CREDIT AGREEMENT

STATE STREET BANK AND TRUST COMPANY

By:	/s/ JAMES H. REICHERT
Name:	James H. Reichert
Title:	Vice President

REVOLVING CREDIT AGREEMENT

MERRILL LYNCH BANK USA

By:	/s/ LOUIS ALDER
Name:	Louis Alder
Title:	Director

REVOLVING CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ YOSHIHIRO HYAKUTOME
Name:	Yoshihiro Hyakutome
Title:	Joint General Manager

REVOLVING CREDIT AGREEMENT

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ CINDY CHEN
Name:	Cindy Chen
Title:	Vice President

REVOLVING CREDIT AGREEMENT

MANUFACTURERS & TRADERS TRUST CO.

By:	/s/ FRANK V. LAGO
Name:	Frank V. Lago
Title:	Vice President

REVOLVING CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ KIRK SEAGERS
Name:	Kirk Seagers
Title:	Vice President

REVOLVING CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ JASON PAULNOCK
Name:	Jason Paulnock
Title:	Vice President

By:	/s/ ELIZABETH S. COLLINS
Name:	Elizabeth S. Collins
Title:	Vice President

REVOLVING CREDIT AGREEMENT

SCHEDULE I

LENDERS AND COMMITMENTS

LENDER	COMMITMENT
Citibank, N.A.	$104,166,666.66
Bank of America, N.A.	$41,666,666.67
The Bank of New York	$41,666,666.67
Deutsche Bank AG New York Branch	$41,666,666.67
JPMorgan Chase Bank, N.A.	$41,666,666.67
Lloyds TSB Bank plc	$41,666,666.67
State Street Bank and Trust Company	$41,666,666.67
Merrill Lynch Bank USA	$31,250,000.00
Sumitomo Mitsui Banking Corporation	$31,250,000.00
Citizens Bank of Massachusetts	$20,833,333.33
Manufacturers & Traders Trust Co.	$20,833,333.33
PNC Bank, National Association	$20,833,333.33
Wells Fargo Bank, National Association	$20,833,333.33

TOTAL COMMITMENTS	$500,000,000.00

SCHEDULE I

EXHIBIT A

[FORM OF NOTE]

PROMISSORY NOTE

$[_________]	[________], 20[__] New York, New York

FOR VALUE RECEIVED, LEGG MASON, INC., a Maryland corporation (the “Borrower”), hereby promises to pay to the order of [NAME OF LENDER] (the “Lender”), at such of the offices of Citibank, N.A. in New York, New York as shall be notified to the Borrower from time to time, the principal sum of [DOLLAR AMOUNT] United States Dollars, in lawful money of the United States and in immediately available funds, on                         , 2010, or such lesser amount at any time as shall equal the then aggregate outstanding principal amount of Loans by the Lender under the Revolving Credit Agreement referred to below and to pay interest on the unpaid principal amount hereof, at such office, in like money and funds, for the period commencing on the date hereof until the principal hereof shall be paid in full, at the rates per annum and on the dates provided in the Revolving Credit Agreement referred to below.

This Note evidences Loans made by the Lender under the Revolving Credit Agreement dated as of October 14, 2005 (as modified and supplemented and in effect from time to time, the “Revolving Credit Agreement”) among the Borrower, the lenders party thereto (including the Lender) and Citibank, N.A., as Administrative Agent. Terms used but not defined in this Note have the respective meanings assigned to them in the Revolving Credit Agreement.

The date, amount, Type, Currency, interest rate and Interest Period of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the Schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation (or any error in making any such recordation) or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Revolving Credit Agreement or hereunder.

The Revolving Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments hereof upon the terms and conditions specified therein.

Except as permitted by Section 8.06 of the Revolving Credit Agreement, this Note may not be assigned by the Lender to any other Person.

FORM OF NOTE

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

LEGG MASON, INC.

By:
Name:
Title:

FORM OF NOTE

SCHEDULE OF REVOLVING CREDIT LOANS

This Note evidences Loans made under the within-described Revolving Credit Agreement to the Borrower, on the dates, in the principal amounts and of the Types, and bearing interest at the rates and having the Interest Period set forth below, subject to the payments and prepayments of principal set forth below:

Principal Amount of Loan	Type of Loan	Interest Rate and Period	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

FORM OF NOTE

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

[Date]

Citibank, N.A., as Administrative Agent

    for the Lenders parties to the Revolving Credit

    Agreement referred to below

2 Penns Ways, Suite 200

New Castle, Delaware 19720

Attention: [                        ]

Ladies and Gentlemen:

The undersigned, Legg Mason, Inc. (the “Borrower”), refers to the Revolving Credit Agreement dated as of October 14, 2005 (as from time to time amended, the “Revolving Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders party thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby give you notice, irrevocably, pursuant to Section 2.02 of the Revolving Credit Agreement, that the undersigned hereby request a Borrowing of Loans thereunder, and in that connection set forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a)(ii) of the Revolving Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                              ,             .

(ii) The Type of Loans initially comprising the Proposed Borrowing is [Base Rate Loans] [Eurodollar Rate Loans].

(iii) The aggregate amount of the Proposed Borrowing is $                    .

(iv) The initial Interest Period for each Loan made as part of the Proposed Borrowing is                      month[s]]1.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 (excluding the Excluded Representations) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

[1]	For Eurodollar Rate Loans only.

FORM OF NOTICE OF BORROWING

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Default.

Very truly yours,

LEGG MASON, INC.

By:
Name:
Title:

FORM OF NOTICE OF BORROWING

EXHIBIT C

[FORM OF ASSIGNMENT AND ASSUMPTION]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, the “Revolving Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Revolving Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Revolving Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Revolving Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_____________________________________

2.	Assignee:	_____________________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Revolving Credit Agreement

5.	Revolving Credit Agreement:	$500,000,000 Revolving Credit Agreement dated as of October 14, 2005 among Legg Mason, Inc., the Lenders party thereto and Citibank, N.A., as Administrative Agent

[1]	Select as applicable.

FORM OF ASSIGNMENT AND ASSUMPTION

6.	Assigned Interest:

Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment	Outstanding Loans	CUSIP Number

$	$	%

$	$	%

$	$	%

[7.	Trade Date: ][2]

Assignment Date:                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]3 Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:]4

LEGG MASON, INC.

By:
Name:
Title:

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Revolving Credit Agreement.

[4]	To be added only if the consent of Legg Mason is required by the terms of the Revolving Credit Agreement.

FORM OF ASSIGNMENT AND ASSUMPTION

2

ANNEX 1

$500,000,000 REVOLVING CREDIT AGREEMENT

DATED AS OF OCTOBER 14, 2005 AMONG

LEGG MASON, INC., THE LENDERS PARTY THERETO

AND CITIBANK, N.A., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Revolving Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Revolving Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Revolving Credit Agreement (subject to receipt of such consents as may be required under the Revolving Credit Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Revolving Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Revolving Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Revolving Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date.6

[6]	The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: “From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Assignment Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Date or with respect to the making of this assignment directly between themselves.”

FORM OF ASSIGNMENT AND ASSUMPTION

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

FORM OF ASSIGNMENT AND ASSUMPTION